ENERGY TRANSFER ANNOUNCES INCREASE IN QUARTERLY CASH DISTRIBUTION
Dallas, April 24, 2024 – Energy Transfer LP (NYSE: ET) today announced an increase in its quarterly cash distribution to $0.3175 per Energy Transfer common unit ($1.27 on an annualized basis) for the first quarter ended March 31, 2024.
This cash distribution per Energy Transfer common unit will be paid on May 20, 2024 to unitholders of record as of the close of business on May 13, 2024, and is an increase of 3.3 percent as compared to the first quarter of 2023.
In addition, as previously announced, Energy Transfer plans to release earnings for the first quarter of 2024 on Wednesday, May 8, 2024, after the market closes. The company will also conduct a conference call on Wednesday, May 8, 2024 at 3:30 p.m. Central Time/4:30 p.m. Eastern Time to discuss quarterly results and provide a company update. The conference call will be broadcast live via an internet webcast, which can be accessed on Energy Transfer’s website at energytransfer.com. The call will also be available for replay on Energy Transfer’s website for a limited time.
Energy Transfer LP (NYSE: ET) owns and operates one of the largest and most diversified portfolios of energy assets in the United States, with more than 125,000 miles of pipeline and associated energy infrastructure. Energy Transfer’s strategic network spans 44 states with assets in all of the major U.S. production basins. Energy Transfer is a publicly traded limited partnership with core operations that include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (“NGL”) and refined product transportation and terminalling assets; and NGL fractionation. Energy Transfer also owns Lake Charles LNG Company, as well as the general partner interests, the incentive distribution rights and approximately 34% of the outstanding common units of Sunoco LP (NYSE: SUN), and the general partner interests and approximately 39% of the outstanding common units of USA Compression Partners, LP (NYSE: USAC). For more information, visit the Energy Transfer LP website at www.energytransfer.com.
Forward Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results, including future distribution levels, are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
Qualified Notice
This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that one hundred percent (100%) of Energy Transfer LP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Energy Transfer LP’s distributions to foreign investors are subject to federal tax withholding at the highest applicable effective tax rate. Nominees, and not Energy Transfer LP, are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors. For purposes of Treasury Regulation section 1.1446(f)-4(c)(2)(iii), brokers and nominees should treat one hundred percent (100%) of the distributions as being in excess of cumulative net income for purposes of determining the amount to withhold.
The information contained in this press release is available on our website at energytransfer.com.

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Lyndsay Hannah
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